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               CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2001, relating to the financial statements and financial highlights which appear in the November 30, 2001 Annual Report to Shareholders of Alliance Money Market Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Accountants", and "Financial Statements and Report of Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York

March 22, 2002








00250271.AQ7